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PROSPECTUS SUPPLEMENT                         Pursuant to Rule 424(b)(2)
(To Prospectus dated December 12, 2002)       Registration Statements
                                                No. 333-58036 and No. 333-100639



                                 617,279 Shares
                                MASCO CORPORATION

                                  COMMON STOCK




This prospectus supplement relates to 617,279 shares of our common stock, $1.00 par value per share that are being issued effective January 2, 2003 as the remainder of the Masco common stock portion of the purchase price being paid for the 4,541,760 voting shares of common stock of Hansgrohe AG, a stock corporation under German Law ("Hansgrohe") referenced in the Prospectus Supplement filed by us on December 27, 2002. After giving effect to today's final payment of purchase price, we have completed the purchase transaction that results in our ownership of approximately 65% of the outstanding voting shares of Hansgrohe. As referenced in our Prospectus Supplement dated December 27, 2002, we are parties to an agreement pursuant to which we, under certain circumstances, may acquire additional Hansgrohe voting shares in exchange for a purchase price which may include up to an additional 1,500,000 shares of our common stock.


This prospectus supplement and the related prospectus may be used by these Hansgrohe shareholders to resell our shares. None of these Hansgrohe shareholders owns more than 1% of our total outstanding shares. We have not authorized any other person to use this prospectus supplement or the related prospectus in connection with resales of shares without our prior written consent.

Our common stock is listed on the New York Stock Exchange under the symbol "MAS." On December 31, 2002, the closing price of our common stock was $21.05 per share.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this prospectus supplement is January 2, 2003